                                  EXHIBIT 11.1

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (in thousands, except per share amounts)



                                                             Three months ended
                                                                  June 30,
                                                           ---------------------
                                                              1996         1995
                                                           --------     --------
Weighted average common shares outstanding                   11,686        7,928
Dilutive effect of stock options                               --          1,277
Mandatorily redeemable common stock issued to
   Adobe Ventures, L.P. on July 21, 1995                       --            204
Mandatorily redeemable convertible preferred stock             --          1,057
Dilutive effect of warrants                                    --             53
                                                           --------     --------

Number of shares used to compute net income per share        11,686       10,519
                                                           ========     ========

Net income (loss)                                          ($   449)    $    579
                                                           ========     ========

Net income (loss) per share                                ($  0.04)    $   0.06
                                                           ========     ========